FOR IMMEDIATE RELEASE
November 2, 2001

Tellabs sharpens its strategic focus on metro optical networking by realigning resources to accelerate development of the TITAN® 6100 metro DWDM platform

Naperville, Ill. — Tellabs will accelerate development of the TITAN 6100 metro dense wavelength-division multiplexing (DWDM) solution by discontinuing the TITAN 6700 core optical switch and redeploying many people and resources to the TITAN 6100 system. Certain technology from the TITAN 6700 system, including wavelength management, will be adapted for use in the TITAN 6100 system.

"This is the first step in our plan to reinvent Tellabs in order to renew our growth and adjust to the new realities of the communications market," said Tellabs President and CEO Richard C. Notebaert. "Tellabs will build on our strong customer relationships, large embedded base and new product offerings by concentrating our resources in the metro optical networking and business service markets. By reallocating resources, we can speed development of features our customers want to widely deploy metro DWDM solutions."

Tellabs is a leader in metro networks with more than 3,500 TITAN 5500 digital cross connect systems installed. Tellabs' new products for the metro optical market include the TITAN 6500 multiservice transport switch and the TITAN 6100 DWDM system, which together amounted to more than 10 percent of overall Tellabs sales in the third quarter of 2001.

The TITAN 6100 system enables service providers to make their networks more profitable by increasing revenues and lowering operating expenses. With the TITAN 6100 system, service providers can get 32 times the capacity out of their existing networks.

As previously announced, Tellabs continues to review ways to align its cost structure and asset base with expected revenues. Tellabs will record one-time charges for the discontinuation of TITAN 6700 system and other restructuring in the fourth quarter. The company plans to announce the amount of these charges later this month.

In 80 countries around the globe, Tellabs helps the world's leading communications service providers build tomorrow's converged networks of voice, data and video. Tellabs employees design, build and service optical networking, broadband access and voice-quality enhancement equipment. Today, most telephone calls and Internet sessions in the United States flow through equipment from Tellabs (NASDAQ: TLAB; www.tellabs.com).

CONTACTS:
Jean Medina
+1.630.512.8336
jean.medina@tellabs.com
Robin Urbanski
+1.630.512.8032
robin.urbanski@tellabs.com

Tellabs, the Tellabs logo and TITAN are registered trademarks of Tellabs or one of its affiliates in the United States and/or other countries. All other company names and products mentioned herein may be the property of their respective companies.